Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

April 16, 2002

Dear Sir or Madam:

        We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated April 12, 2002 of Advanstar Communications Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Copy to:
David W. Montgomery, Vice President-Finance and Chief Financial Officer,
Advanstar Communications Inc.